                         AMERICAN RESOURCES OF DELAWARE, INC.

                                  160 MORGAN STREET
                                     P. O. BOX 87
                              VERSAILLES, KENTUCKY 40383


                              NOTICE AND PROXY STATEMENT
                          FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON AUGUST 14, 1996


To Our Stockholders:

    The 1996 Annual Meeting of Stockholders (the "Annual Meeting") of American Resources of Delaware, Inc. (the "Company") will be held at 10:00 A.M., Eastern Standard Time, on August 14, 1996, at the offices of Century Offshore Management Corporation, 400 East Vine Street, Suite 400, Lexington, Kentucky 40507, for the following purposes:

    1.   To elect five (5) directors to serve for a one-year term;

    2. To ratify the selection of KPMG Peat Marwick, LLP, as independent public accountants for the Company for its 1996 fiscal year; and

    3. To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has fixed the close of business of July 2, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of the Company's Common Stock and Series 1993 8% Convertible Preferred Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or represented by valid proxy. The officers and directors of the Company cordially invite you to attend the Annual Meeting. Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement accompanying this Notice. The Annual Meeting may be adjourned from time to time without notice other than the announcement of the adjournment at the Annual Meeting or any adjournment or adjournments thereof, and any and all business for which notice is hereby given may be transacted at any such adjourned Annual Meeting.

                        BY ORDER OF THE BOARD OF DIRECTORS:


                        /S/Karen M. Underwood
                        Karen M. Underwood
                        Corporate Secretary
Versailles, Kentucky
July 2, 1996

                                      IMPORTANT

STOCKHOLDERS ARE EARNESTLY REQUESTED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

                         AMERICAN RESOURCES OF DELAWARE, INC.

                                  160 MORGAN STREET
                                     P. O. BOX 87
                              VERSAILLES, KENTUCKY 40383

                                   PROXY STATEMENT


    This Proxy Statement has been prepared in connection with the Board of Directors' solicitation of the enclosed proxy for the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 A.M., Eastern Standard Time, on August 14, 1996, at the offices of Century Offshore Management Corporation, 400 East Vine Street, Suite 400, Lexington, Kentucky 40507. The Proxy Statement has been furnished to the record holders of shares of Common Stock ("Common Stock") and Series 1993 8% Convertible Preferred Stock ("8% Preferred Stock") of American Resources of Delaware, Inc. (the "Company"), by order of the Board of Directors. The accompanying Notice, this Proxy Statement and the enclosed proxy are being mailed on or about July 16, 1996, to stockholders entitled to notice of and to vote at the Annual Meeting.

    The Annual Meeting has been called for the purposes set forth in the Notice and this Proxy Statement. All properly executed proxies received prior to the Annual Meeting will be voted at the meeting. If a stockholder directs how the proxy is to be voted with respect to the business coming before the Annual Meeting, the proxy will be voted in accordance with the stockholder's directions, or in the absence of a direction as to any proposal, they will be voted for such proposal. If any other matter properly comes before the Annual Meeting or any adjournments thereof, unless otherwise directed by the designating stockholder, the proxies will be voted thereon in accordance with the recommendation of the Management of the Company.

    A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by either: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or
(iii) sending written notice of revocation to the Secretary of the Company at 160 Morgan Street, P. O. Box 87, Versailles, Kentucky 40383. The revocation of the proxy will not affect any vote taken prior to such revocation.

    The cost of solicitation of proxies, including the cost of preparation and mailing of the Notice, this Proxy Statement and the enclosed proxy will be borne by the Company. It is anticipated that brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names. Directors, officers or employees of the Company may solicit proxies by telephone or in person without additional compensation. The Company has engaged American Securities Transfer, 938 Quail Street, Suite 101, Lakewood, Colorado 80215, to solicit proxies and anticipates paying compensation to that solicitor for such services in an amount of approximately $2,800.00 plus expenses.

                                  VOTING SECURITIES

    Only holders of record of the Company's Common Stock and 8% Preferred Stock at the close of business on July 2, 1996, will be entitled to vote at the Annual Meeting. At that date, there were outstanding approximately 6,335,818 shares of Common Stock and approximately 268,851 shares of 8% Preferred Stock. Each share of Common Stock is entitled to one vote, and each share of 8% Preferred Stock is entitled to four votes on all matters on which stockholders may vote. The holders of Common Stock and 8% Preferred Stock vote together as a single class, except as otherwise required by law or as provided in the Company's Certificate of Incorporation. There is no cumulative voting for the election of directors.

    Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                ELECTION OF DIRECTORS

    The Board of Directors of the Company consists of five members. The five directors are to be elected at the meeting to hold office until the annual meeting of stockholders in 1997 and until their respective successors are elected and qualified. If any of the nominees becomes unavailable for any reason or if a vacancy should occur before election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INFORMATION CONCERNING DIRECTOR NOMINEES:

         Information concerning the names, ages, positions and business experience of the nominated directors of the Company is set forth below.

                                            Current Position
    Name                      Age           With the Company
    ----                      ---           ----------------
    Douglas L. Hawthorne       54           Chairman of the Board (1)
    Donald A. Schellpfeffer    54           Director
    Leonard K. Nave            61           Director (2)
    Rick G. Avare              34           Director, President and Chief
                                            Executive Officer (3)
    David Fox, Jr.             75           None

(1) Also serves as a director of ARI's wholly owned subsidiary, Southern Gas Co. of Delaware, Inc. ("Southern Gas")
(2) Also serves as a director, President and Chief Executive Officer of Southern Gas.
(3) Also serves as a director, Vice President of Finance and Chief Operating Officer of Southern Gas.

    DOUGLAS L. HAWTHORNE, age 54, has been a director and Chairman of the Board of ARI since March 29, 1993, and has been a director of Southern Gas since February, 1994. Since February, 1995, Mr. Hawthorne has been a director of Bullet Sports International, Inc. Since 1992, Mr. Hawthorne has been a principal of Carillon Capital, Inc., a Dayton-based investment banking firm. From 1991 to 1994, Mr. Hawthorne was a principal in SPECTRA Group, Inc., a management consulting firm, also based in Dayton, Ohio. From 1986 to 1991, Mr. Hawthorne served as the Chairman of the Board, President and Chief Executive Officer of Society Bank, N.A., Dayton, Ohio ("Society Bank"). From 1971 through 1992, he held a variety of positions within The Third National Bank and Trust Company ("Third National"), and its successor, Society Bank, as it grew from $200 million to $3 billion in assets with 90 offices spanning Southern Ohio.
Mr. Hawthorne initially served as Vice President of Corporate Development, Research and Planning of Third National, and subsequently assumed successively more responsible senior management positions, culminating as Chief Executive Officer in 1984. During his association with Society Bank, Mr. Hawthorne was a member of the Executive Management Committee, and Society Bank's Retail Bank Operating Committee. He presently serves as Vice Chairman of MedAmerica Health Systems Corporation and Chairman of MedAmerica International Insurance, Ltd. From 1992 to March, 1995, Mr. Hawthorne served as a Trustee of Wright State University and is currently a Trustee of The Dayton Foundation. He received his undergraduate degree from Wabash College and attended New York University's Graduate School of Business as well as many professional development programs.

    DONALD A. SCHELLPFEFFER, M.D., age 54, has served as a director of ARI since March, 1993. Since 1985, Dr. Schellpfeffer has served as a full time practicing anesthesiologist and medical doctor at the Sioux Falls Surgical Center, Sioux Falls, South Dakota. Dr. Schellpfeffer was a major investor in one of the drilling programs sponsored by Standard Oil and was one of the co-plan proponents of Standard Oil's Plan of Reorganization (the "Plan"). Upon consummation of the Plan, Dr. Schellpfeffer exchanged his administrative claims against Standard Oil for equity securities of the Company. See "Certain Relationships and Related Transactions." In January, 1974, he purchased a limited partner interest in Grenoble Partnership, a South Dakota Limited Partnership which owned and operated an apartment complex in Nebraska. In 1987, he was voted as general partner of that partnership. On August, 1991, that partnership filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code (the "Code"). Through restructuring and extension of loans, all creditors have been satisfied, and that partnership's plan of reorganization was confirmed on November 15, 1992.

    LEONARD K. NAVE, age 61, has served since February, 1994, as Chairman of the Board, Chief Executive Officer, President and a director of Southern Gas.
He has served as a director of ARI since September, 1994, and served in that position from March 29, 1993, to April 27, 1993. Since February, 1995, Mr. Nave has served as a director for Bullet Sports International, Inc. Mr. Nave served as the President, Chief Executive Officer and a director of Southern Gas Company, Inc. ("SGC"), a Kentucky corporation, from its inception in March, 1983, until its dissolution in February, 1995. Since October, 1988, Mr. Nave has served as the President and a director of Southern Gas Holding Company, Inc. ("SGH"), the parent company of SGC. See "Certain Relationships and Related Transactions." In addition, Mr. Nave currently holds the following positions:
President and a director of Nawenco Equipment, Ltd. (since March, 1992); and President and a director of Woodway Farms, Inc. (Since August, 1983). In February, 1996, Mr. Nave filed for reorganization and protection under Chapter 11 of the Code. This action was initiated primarily because of the attempted enforcement of certain guaranties which Mr. Nave had signed on behalf of an unrelated corporation. From November, 1991, through 1995, Mr. Nave was Vice President and a director of Maxwell House, Inc.; and from May, 1983, through September, 1994, he served as Vice President and a director of Wright Resources, Inc. From 1980 to 1983, Mr. Nave was a senior partner in the law firm of Nave, Williams & Palmore (now Jackson & Kelly) in Lexington, Kentucky. Mr. Nave received his Bachelor of Arts degree from the University of Kentucky in 1956 and a Bachelor of Laws and Letters degree from the University of Kentucky College of Law in 1959. Mr. Nave, who has been engaged in energy and related activities for more than twenty years, pioneered and implemented the first and largest direct sale of natural gas on the Columbia Gas of Kentucky system. Mr. Nave is an active member of the Kentucky Bar Association.

    RICK G. AVARE, 34, has served as President and Chief Executive Officer of ARI since May 15, 1996, and as a director of ARI since September, 1994. He has also served as Chief Operating Officer of Southern Gas since January 1, 1996, and as Vice President, Treasurer and a director of Southern Gas since February, 1994. Mr. Avare served as Chief Operating Officer and Executive Vice President of ARI from August, 1995 until May 15, 1996, and he served as Chief Financial Officer of ARI from September, 1994, through December, 1995. He also served as Chief Financial Officer of Southern Gas from February, 1994 through December, 1995. Since March, 1995, Mr. Avare has served as the Administrative Member for Prima Capital, LLC. From February, 1995, to November 15, 1995, Mr. Avare served as a director for Bullet Sports International, Inc. From March 29, 1993, to April 27, 1993, Mr. Avare served as a director of ARI. Mr. Avare was the Vice President of Finance and Treasurer of SGC from 1987 until its dissolution in 1995. He has served SGH as Chairman of the Board and Chief Executive Officer since January, 1995, and as a director and Vice President and Secretary since October, 1988. See "Certain Relationships." Prior to his involvement with SGC, Mr. Avare was employed by the national accounting firm of Grant Thornton (now part of KPMG Peat Marwick, LLP) in Lexington, Kentucky. Mr. Avare received his Bachelor of Arts degree from Transylvania University in Lexington, Kentucky, in 1983 and his Masters in Accounting from the University of Kentucky in 1985. Mr. Avare is a certified public accountant and is currently a member of the American Institute for Certified Public Accountants and the Kentucky Society of Certified Public Accountants.

    DAVID FOX, JR., age 75, has served as Vice Chairman and Secretary-Treasurer of McJunkin Appalachian Oil Field Supply Company since 1989. He also currently holds the position of President of Appalachian Production Co., an oil and gas producing company, as well as President and Chairman of the Board of FGO, Inc., a West Virginia corporation engaged in developing residential real estate properties in and around Huntington, West Virginia; and President and a Director of Charleston National Properties, LLC, a real estate development company in the Charleston, South Carolina, area. Mr. Fox also currently serves as a Director of KYOWVA Container Corporation; River Cities Association; Bank One, West Virginia, Charleston; Bank One, West Virginia; and the Marshall University Foundation. During the past five years, Mr. Fox served as President of the Marshall University Foundation. Mr. Fox is a graduate of Greenbrier Military School and attended Marshall University. He is a past President of Branchland Pipe and Supply Company and has more than fifty years of experience in energy and related activities.

    MEETINGS AND COMPENSATION:

    During the year ended December 31, 1995, the Board of Directors of the Company met on 10 occasions, either in person or telephonically. Each of the Company's directors attended at least 75% of the meetings of the Board of Directors. The Company's Board of Directors has no committees.

    During 1995, the Company's non-employee director, Dr. Schellpfeffer, received no compensation for his services to the Company; however, he was reimbursed for reasonable travel expenses incurred in connection with his attendance at each meeting of the Board of Directors. In addition, non-employee directors are eligible for stock options granted under the Company's 1994 Compensatory Stock Option Plan.

    LEGAL PROCEEDINGS:

    During the past five years, no persons nominated or chosen to become directors of the Company, other than Donald A. Schellpfeffer, were general partners or directors of any business either at the time a bankruptcy petition was filed by or against such business or within two years prior to that time. Donald A. Schellpfeffer was the general partner of Grenoble Partnership, a South Dakota Limited Partnership, when that partnership filed a petition under Chapter 11 of the Bankruptcy Code.

    During the past five years, no persons nominated or chosen to become directors of the Company were (i) convicted in any criminal proceeding or the subject of any criminal proceeding (other than traffic violations and other minor offenses), (ii) subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or
(iii) found by a court of competent jurisdiction in a civil proceeding, the Securities and Exchange Commission or the Commodities Trading Commission, to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

    COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT:

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon a review of the copies of such forms furnished to the Company or written representations that no other reports were required, the Company believes that during the 1995 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT:

    The following table reflects certain information regarding the beneficial ownership of the outstanding equity securities of the Company as of June 17, 1996, to the extent known to the Company's Board of Directors. Such information is included for (i) persons who own 5% or more of such equity securities, (ii) directors, (iii) executive officers as defined by Section 16(a) of the Exchange Act, and (iv) officers and directors of the Company as a group. Unless otherwise indicated, the Company believes that each person named below has the sole power to vote and dispose of the equity securities beneficially owned by such person.

                                           Shares
Beneficial Owner              Title      Beneficially         Percent
Name/Address                 Of Class      Owned(1)          Of Class(2)
- ------------                 --------      --------          -----------
Douglas L. Hawthorne(3)(9) 8% Preferred       3,334             1.24%
4325 Delco Dell Road       Common Stock     519,567             8.16%
Kettering, OH 45429

Andrew J. Kacic(3)(10)
P. O. Box 1946             Common Stock     846,364            12.64%
Scottsdale, AZ 85252

Donald A. Schellpfeffer,
  M.D.(3)(11)
910 East the Street        Common Stock     509,502             8.16%
Sioux Falls, SD 57105

Southern Gas Holding
  Co., Inc.
160 Morgan Street          Common Stock     993,623            16.54%
Versailles, KY 40383

Leonard K. Nave(3)(4)(7)
160 Morgan Street          Common Stock   1,416,744            22.57%
Versailles, KY 40383

Leonard K. Nave,
  Trustee(4)(5)
160 Morgan Street          Common Stock     993,623            16.54%
Versailles, KY  40383

Rick G. Avare(3)(4)(6)
160 Morgan Street          Common Stock   1,782,925            27.43%
Versailles, KY 40383

Howard A. Settle(12)
400 East Vine St.           8% Preferred    187,500            69.74%
Suite 400
Lexington, KY 40507

Whispering Pines of
 Thomasville, Inc.          8% Preferred     28,334            10.54%
P. O. Box 638
Thomasville, GA

                                           Shares
Beneficial Owner              Title      Beneficially         Percent
Name/Address                 Of Class      Owned(1)          Of Class(2)
- ------------                 --------      --------          -----------
Jeffrey J. Hausman(8)
160 Morgan St.              Common Stock     25,000                 *
Versailles, KY 40383

Directors and Executive
Officers as a group
(7 persons)                All classes    3,516,551            43.52%


 * Represents less than 1% of the Company's outstanding stock for the indicated class.

(1) Share information reflects the 1-for-4 reverse stock split of the Company's common stock effected on June 8, 1994. 8% Preferred Stock is convertible into common stock at the rate of one share of common stock for each share of Preferred Stock.

(2) Percentage assumes full exercise of outstanding warrants to purchase shares of the Company's common stock and conversion of 8% Preferred Stock into common stock.

(3) Includes 147,482 shares of common stock jointly owned by Messrs. Hawthorne, Kacic, Schellpfeffer, Nave and Avare. Each joint owner disclaims beneficial ownership of 80% of such shares.

(4) Includes 993,623 shares of common stock owned by Southern Gas Holding Company, Inc. ("SGH"). SGH is owned 52.5% by Rick G. Avare, 7.5% by Leonard K. Nave, individually, and 32.5% by Leonard K. Nave, as Trustee (See Note 5). Messrs. Avare and Nave, individually and as trustee, disclaim the beneficial ownership of such shares of the Company's common stock to the extent they exceed their respective percentage ownership of SGH.

(5) Leonard K. Nave is both the grantor and trustee of a trust which owns 325 shares (32.5%) of SGH. The Trust Agreement provides that 75 shares (7.5%) shall be distributed to each of his three children and 100 shares (10%) shall be distributed to his wife not later than April 30, 2000. Neither Mr. Nave's wife nor children have a right to vote the shares or to cause the trust to sell or otherwise dispose of them.

(6) Includes 493,204 shares subject to options exercisable within 60 days, 147,482 shares owned by Prima Capital, LLC ("Prima"), in which Mr. Avare owns a 20% interest, and 1,134 shares owned by JJR Investments, a Kentucky general partnership. Mr. Avare disclaims beneficial ownership of 80% of the shares of the Company's common stock owned by Prima.

(7) Includes 271,603 shares subject to options exercisable within 60 days.

(8) Includes 25,000 shares subject to options exercisable within 60 days.

(9) Includes 358,629 shares subject to options, warrants and conversion rights exercisable within 60 days and 12,500 shares held in Mr. Hawthorne's retirement plan.

(10) Includes 691,132 shares subject to options and warrants exercisable within 60 days, 6,750 shares owned by the Andrew J. Kacic Profit Sharing Plan and 1,000 shares owned by Rapid Resources, Ltd., which is wholly owned by the Andrew J. Kacic Irrevocable Trust. Mr. Kacic is the president of Rapid Resources, Ltd.

(11) Includes 207,415 shares subject to options and warrants exercisable within 60 days, 20,729 shares subject to warrants exercisable within 60 days held by Anesthesia Association, Inc. ("AAI"), 6,122 shares subject to warrants exercisable within 60 days held by Midwest Anesthesiology Profit Sharing Plan, 10,655 shares held by AAI, 470 shares held by Midwest Anesthesiology Service II Profit Sharing Plan, 5,400 shares held in trusts for the benefit of Dr. Schellpfeffer's children, with respect to which Dr. Schellpfeffer acts as custodian, 12,185 shares held in his children's Individual Retirement Plans, and 70,872 shares held by DARS Limited, of which Dr. Schellpfeffer is a principal.

(12) Mr. Settle also owns 62,828 shares of common stock.

                               EXECUTIVE COMPENSATION:

    The table below sets forth information concerning the annual and long-term compensation for services to the Company and its subsidiary, Southern Gas, for the fiscal years ended December 31, 1995, 1994 and 1993 of those persons who were, at December 31, 1995 (i) the chief executive officer and (ii) the other most highly compensated executive officers of the Company (the "Named Officers"):

                              SUMMARY COMPENSATION TABLE


                                                        ANNUAL                                           LONG-TERM
                                                     COMPENSATION                                       COMPENSATION
                                                     ------------                                       ------------
                                                                     SECURITIES
                                                                     UNDERLYING                                       ALL OTHER
NAME AND PRINCIPAL                                                   OTHER ANNUAL       STOCK            LTIP          COMPEN-
POSITION (1)                  YEAR        SALARY          BONUS      COMPENSATION      OPTIONS          PAYOUTS        SATION
- ------------                  ----        ------          -----      ------------      -------          -------        ------


ANDREW J. KACIC               1995       $259,050(2)          --         $1,900        690,590(3)          --             --
PRESIDENT                     1994         65,950(2)          --             --             --             --             --
                              1993         73,708(4)    $150,000(5)       7,800(6)          --             --             --

DOUGLAS L. HAWTHORNE          1995             --             --       $ 54,000        354,315             --             --
CHAIRMAN OF THE BOARD         1994             --             --       $ 27,000        182,712             --             --
                              1993             --             --             --        107,712             --             --

LEONARD K. NAVE               1995       $175,500             --          4,692        246,603             --         $8,750(7)
CHAIRMAN OF THE BOARD         1994        175,000             --             --        100,000             --          8,750(7)
PRESIDENT & CHIEF EXECUTIVE   1993        165,000             --             --             --             --          8,750(7)
OFFICER, SOUTHERN GAS

RICK G. AVARE                 1995       $ 99,546       $ 50,000(8)      18,533(9)     268,204             --          4,952(7)
CHIEF OPERATING OFFICER       1994         63,978             --         11,023(9)      50,000             --          5,000(7)
& EXECUTIVE VICE PRESIDENT    1993         63,978             --         11,023(9)          --             --          5,000(7)


(1) THE DISCLOSURE IN THIS TABLE FOR MR. HAWTHORNE HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND IN LIGHT OF HIS STATUS AS A SIGNIFICANT EMPLOYEE OF THE COMPANY. SEC RULES REQUIRE ONLY THE DISCLOSURE OF THE FOUR MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS WHOSE TOTAL ANNUAL SALARY AND BONUS EXCEEDS $100,000.

(2) MR. KACIC'S ANNUAL SALARY FOR FISCAL YEARS ENDED DECEMBER 31, 1995 AND 1994, WAS $120,000 FOR EACH YEAR. FOR 1994, $54,050 WAS ACCRUED AND PAID IN JANUARY, 1995. ALSO INCLUDED IN 1995 IS $85,000 WHICH WAS PAID TO MR. KACIC UNDER A SEVERANCE AGREEMENT.

3) UNDER THE TERMS OF MR. KACIC'S SEVERANCE AGREEMENT, HE SURRENDERED 515,590 COMMON STOCK OPTIONS TO THE 1994 COMPENSATORY STOCK OPTION PLAN (THE "CSO PLAN"), WHICH OPTIONS HAD EXERCISE PRICES OF BETWEEN $6.00 AND $8.00 PER SHARE AND EXPIRED BETWEEN MARCH 18, 2003 AND FEBRUARY 1, 2005. IN RETURN, HE RECEIVED 643,987 COMMON STOCK OPTIONS UNDER A SEVERANCE PLAN, AT AN EXERCISE PRICE OF $4.00 PER SHARE WHICH EXPIRE ON NOVEMBER 29, 2000. THE REPLACEMENT OPTIONS WERE ISSUED AFTER A DETERMINATION WAS MADE BY THE BOARD OF DIRECTORS, BASED UPON THE BLACK- SCHOLES PRICING MODEL, THAT THE VALUE OF THE REPLACEMENT OPTIONS WAS COMPARABLE TO THE VALUE OF THE ORIGINALLY ISSUED OPTIONS.

(4) MR. KACIC BEGAN RECEIVING A SALARY FROM THE COMPANY IN MAY, 1993, PURSUANT TO THE TERMS OF AN EMPLOYMENT AGREEMENT AND STOCK OPTION AGREEMENT. SEE "EXECUTIVE COMPENSATION -- EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS." MR. KACIC'S SALARY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993, WAS BASED UPON AN ANNUALIZED SALARY OF $120,000.

(5) AMOUNT REFLECTS $50,000 PAYABLE UNDER MR. KACIC'S EMPLOYMENT AGREEMENT UPON THE CONSUMMATION OF STANDARD OIL'S PLAN OF REORGANIZATION AND $100,000 PAYABLE UNDER HIS EMPLOYMENT AGREEMENT IN CONNECTION WITH THE ACQUISITION OF CERTAIN WELLS IN KENTUCKY, WHICH EVENTS OCCURRED IN APRIL, 1993.
    PAYMENT OF THE $100,000 COMMENCED IN MAY, 1993, AND IS BEING PAID IN EIGHTEEN EQUAL MONTHLY INSTALLMENTS OF $5,555. SEE "EXECUTIVE COMPENSATION -- EXECUTIVE OFFICER EMPLOYMENT CONTRACTS."

(6) AMOUNT CONSISTS OF $7,800 OF ACCRUED VACATION TIME.

(7) REPRESENTS CONTRIBUTION MADE ON BEHALF OF THE NAMED OFFICER TO A 401(K)
    PLAN.

(8) IN DECEMBER, 1995, THE BOARD OF DIRECTORS APPROVED A BONUS FOR THE NAMED OFFICER WHICH WAS ACCRUED AS OF DECEMBER 31, 1995, AND PAID IN JANUARY, 1996.

(9) INCLUDES A CAR ALLOWANCE OF $12,038.


    The table below contains information on grants of stock options during 1995 to the Named Officers. No stock appreciation rights were granted during 1995.

                          OPTION GRANTS IN LAST FISCAL YEAR
                                 (INDIVIDUAL GRANTS)


                                                   PERCENT OF
                             SECURITIES          TOTAL OPTIONS
                             UNDERLYING            GRANTED TO
                               OPTIONS            EMPLOYEES IN       EXERCISE PRICE      EXPIRATION
    NAME                     GRANTED (#)              1995            ($/SHARE)(4)          DATE
    ----                     -----------              ----            ------------          ----
Andrew J. Kacic               46,603(1)               55.0%               $3.50          10/11/2002
                             643,987(2)                                   $4.00          11/29/2000

Douglas L. Hawthorne         125,000(3)               13.8%               $6.50          02/01/2005
                              46,603(1)                                   $3.50          10/11/2002

Leonard K. Nave              100,000(3)               11.8%               $6.50          02/01/2005
                              46,603(1)                                   $3.50          10/11/2002

Rick G. Avare                125,000(3)               17.5%               $6.50          02/01/2005
                              93,204(1)                                   $3.50          10/11/2002



(1) These options were granted on October 12, 1995, under the Company's CSO Plan and are immediately exercisable.

(2) Under the terms of Mr. Kacic's severance agreement, he surrendered 515,590 common stock options to the CSO Plan, which options had exercise prices of between $6.00 and $8.00 per share and expired between March 18, 2003, and February 1, 2005. In return, he received 643,987 common stock options under a Severance Plan, at an exercise price of $4.00 per share which expire on November 29, 2002. The replacement options were issued after a determination was made by the Board of Directors, based upon the Black-
Scholes pricing model, that the value of the replacement options was comparable to the value of the originally issued options.

(3) These options were granted on February 2, 1995, under the Company's CSO Plan and are exercisable immediately.

    Shown below is information with respect to all unexercised options to purchase the Company's Common Stock granted to the Named Executive Officers through the end of fiscal year 1995. No options were exercised by the Named Executive Officers during 1995. No stock appreciation rights have been granted.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                            FISCAL YEAR-END OPTION VALUES


                                                                                             Value of
                                                                Number of Securities        Unexercised
                                                                     Underlying             in-the-Money
                                                                Unexercised Options           Options
                                  Shares                              at FY-End             at FY-End($)
                               Acquired on            Value          Exercisable/           Exercisable/
    Name                       Exercise (#)         Realized($)     Unexercisable           Unexercisable
    ----                       ------------         -----------     -------------           -------------
Andrew J. Kacic                      --                  --           690,590/0                 0/0

Douglas L. Hawthorne                 --                  --           354,315/0                 0/0

Leonard K. Nave                      --                  --           246,603/0                 0/0

Rick G. Avare                        --                  --           268,204/0                 0/0



    On April 14, 1994, the Board of Directors adopted two formal stock plans:
(i) the CSO Plan, and (ii) the 1994 Employee Stock Compensation Plan ("Employee Plan"). The CSO Plan is a compensatory (non-statutory) stock option plan covering 2,000,000 (post-reverse stock split) shares of the Company's common stock, which is not a qualified plan under Section 422 of the Internal Revenue Code of 1986. The number of shares authorized for issuance under the CSO was originally 750,000; however, this amount was increased to 2,000,000 on June 22, 1995, by approval of the shareholders.

    The Employee Plan is an employee stock compensation plan covering 650,000 (post-reverse stock split) shares of the Company's Common Stock. The Employee Plan is not qualified under section 401(a) of the Internal Revenue Code of 1986. As of December 31, 1995, 271,000 shares have been issued under the Employee Plan.

    From March 19, 1994 and at various dates until February 2, 1995, the
Company entered into separate Compensatory Stock Option Agreements with the following individuals: (i) Douglas L. Hawthorne, Chairman of the Board; (ii) Donald Schellpfeffer, Director; (iii) Leonard K. Nave, Director of the Company and President, Chief Executive Officer and a Director of Southern Gas; and (iv) Rick G. Avare, Director and President and Chief Executive Officer of the Company and Director, Vice President of Finance and Chief Operating Officer of Southern Gas. Pursuant to the terms of these Agreements, Messrs. Hawthorne, Schellpfeffer, Nave and Avare were granted options to purchase 307,712, 150,000, 200,000 and 175,000 shares of Common Stock, respectively, at exercise prices of between $6.00 and $8.00 per share and expiring between March 18, 2003 and February 1, 2005. Effective March 4, 1996, the Board of Directors of the Company approved a Resolution wherein all options previously granted under the CSO Plan may be amended, at the election of the optionee, to provide that the option price be reduced to $4.50 per share and the term be reduced to 5 years from March 4, 1996.

         EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS:

    On March 19, 1993, the Company executed a five-year Employment and Stock Option Agreement with Mr. Kacic, its President, Chief Executive Officer and founder. However, effective December 31, 1995, Mr. Kacic resigned; and the Employment Agreement was terminated and replaced with a negotiated Severance Agreement. Pursuant to the Severance Agreement, Mr. Kacic was paid $85,000 and will receive the sum of $10,000 per month through March 31, 1998. In addition, he surrendered 515,590 CSO common stock options which had exercise prices of between $6.00 and $8.00 per share and expired between March 18, 2003 and February 1, 2005. In return, Mr. Kacic received 643,987 common stock options under a Severance Plan, at an exercise price of $4.00 per share and which expire on November 29, 2000. The Board of Directors determined, after consulting with a financial advisor, that the new options issued had an equivalent value to the options surrendered. He also retains 46,203 CSO common stock options immediately exercisable, previously issued to him at $3.50 per share and which will expire on October 11, 2002. The Company also agreed to provide for payment of an office lease through October, 1996, and assigned a one percent (1%) gross overriding royalty interest in certain oil and gas properties.

    On March 19, 1993, the Company executed a five-year employment agreement with Mr. Hawthorne, its Chairman of the Board, providing for such compensation as the Board of Directors deems appropriate and the grant of an option to purchase 392, 541 shares of the Company's common stock (which number was subsequently adjusted to 32,712 following connection with the Company's reverse stock splits). Pursuant to the terms of a separate registration rights agreement, Mr. Hawthorne also was granted piggy-back registration rights with respect to the securities underlying the options granted under his employment agreement; however, on July 15, 1994, the Board of Directors cancelled the previously issued options and granted replacement options to Mr. Hawthorne on the same terms as the previous options but with a new exercise price. These replacement options were issued under the Company's 1994 CSO. Mr. Hawthorne's employment agreement does not require that he devote his full time to the Company.

    In August, 1993, SGC executed a five-year employment agreement with Mr.
Nave providing for such compensation as the Board of Directors deems appropriate and providing for severance pay to Mr. Nave under certain conditions. The Company assumed this agreement as a result of the purchase transaction with SGC in March, 1994.

    In August, 1993, SGC executed a five-year employment agreement with Mr. Avare providing for such compensation as the Board of Directors deems appropriate and providing for severance pay to Mr. Avare under certain conditions. The Company assumed this agreement as a result of the purchase transaction with SGC in March, 1994.

    FAMILY RELATIONSHIPS:

    There are no family relationships among directors, executive officers or persons nominated or chosen to become directors or executive officers of the Company.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    BANKRUPTCY PROCEEDINGS:

    Donald Schellpfeffer, a director and beneficial owner of more than 5% of the Company's common stock, Boyt Investment Company, Donald Szymik, John Dennis, James Perry and Lavonne Anderson (collectively, the "Sioux Falls Investors") were working interest owners in the Sand Lake Project, which was owned at such time in part by the Company's predecessor, Standard Oil. Standard Oil filed a petition under Chapter 11 of the Code in April, 1991. Collectively, the Sioux Falls Investors invested pre-petition $771,750 in the Sand Lake Project in late 1989 and received in exchange therefor a 24.5% working interest in the Project. The Sioux Falls Investors also provided, post-petition, $737,924 toward expenses incurred in performing an inquiry into the financial status of Standard Oil as well as toward legal and accounting expenses, the salary of the President and other fees necessary to develop and consummate the Plan. The funds advanced by the Sioux Falls Investors were designated as administrative expenses in the Plan for which they received Preferred Stock.

    SOUTHERN GAS, SGC AND SGH:

    Mr. Nave, in his capacity as Trustee of a Trust for the benefit of his family, an executive officer and director of Southern Gas and director of ARI, and Mr. Avare, an executive officer of Southern Gas and an executive officer and director of ARI, are the principal stockholders, directors and executive officers of SGH. SGH was the parent company of SGC, a Kentucky corporation; and as part of the dissolution of SGC, SGH received 993,623 shares of common stock of the Company. From March 29, 1993 to April 27, 1993, Messrs. Nave and Avare served as directors of the Company and have served as directors continuously since September, 1994. During 1994 and 1995, the Company engaged in various transactions involving SGH and SGC and certain third parties regarding the acquisition of oil and gas properties and interests therein, including the acquisition of substantially all of the assets and certain liabilities of SGC in February, 1994. At the time such transactions were negotiated and consummated, Messrs. Nave and Avare were neither directors nor officers or stockholders of the Company. See Note 2 to the Notes to Financial Statements included in Item 7 of the Company's 1995 Annual Report.

    In 1995, the Company purchased a pipeline in the Gausdale Field for $400,000 from SGH. The price was determined based upon future estimated cash flows from transportation fees discounted at 10%.

    SEQUA TRANSACTIONS:

    At December 31, 1994, Sequa Financial Corporation ("Sequa") held 6.57% (202,800 shares) of common stock of the Company. Pursuant to a Settlement Agreement dated February 28, 1994, among Sequa, SGC, SGH, Wright Resources, Inc., Natural Resources Services, Inc. and Leonard K. Nave (the "Settlement Agreement"), Sequa agreed to the settlement of SGC's indebtedness of approximately $10,500,000 (including accrued interest) in consideration for the payment in cash of $5,750,000 and 811,200 shares (pre-reverse split) of the Company's restricted common stock (which were issued to SGC pursuant to an Asset Purchase Agreement therewith and subsequently transferred by SGC to Sequa).

    In connection with the transfer to Sequa of the 811,200 shares of common stock, the Company, SGC, SGH and Sequa entered into a Stockholders Agreement dated February 28, 1994 (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, Sequa granted to the Company the right and option (the "Call Option") to purchase from Sequa 311,200 restricted shares of common stock of the Company (the "Call Shares") for an aggregate purchase price of $750,000 plus earnings accrued thereon from the closing to the date of payment at an interest rate of 15% per annum. This Call Option expired by its terms on December 31, 1994.

    The Shareholders Agreement also grants unlimited piggy-back registration rights to Sequa exercisable in connection with the Company's registration of any of its stock or other securities under the Securities Act of 1933.

    OFFICE LEASE:

    In connection with the acquisition of the assets of SGC, the Company has assumed the obligations of a certain lease dated June 1, 1986, between Nave Properties, a sole proprietorship, and SGC relating to certain office space located in Versailles, Kentucky. This office serves as the principal headquarters of Southern Gas (formerly the principal headquarters of SGC); and effective January 31, 1996, the Company's Scottsdale, Arizona, office was closed and operations were consolidated in the Kentucky office. Nave Properties, which is owned by Leonard K. Nave, is an affiliate of the Company. The lease provides for monthly lease payments of $3,100 ($37,200 annually). The lease expires on February 28, 1998.

    PRIVATE PLACEMENT:

    In October and November of 1994, the Company issued and sold to GFL Ultra Fund Limited ("GFL") for $6,500,000, an aggregate of 650,000 shares of 6% Junior Cumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock"), and warrants to purchase 156,000 shares of common stock at $8.75 per share, such warrants having expired at the end of 1995. In connection with this transaction, GFL entered into a Standstill and Registration Rights Agreement (the "Standstill Agreement") with the Company. The Standstill Agreement provides that GFL will vote all of its voting securities of the Company in accordance with the recommendation of the Company. Further, under the terms of the Standstill Agreement, GFL shall not, without the prior written approval of the Board of Directors of the
Company: (a) acquire beneficial ownership of additional voting securities of the Company; (b) transfer any voting securities of the Company except (i) pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the "Act"); (ii) through a public offering designed to achieve a widespread distribution; or (iii) in connection with a Business Combination (as defined in the Standstill Agreement); (c) do or attempt to do any of the following matters:
(i) submit any proposal with respect to a Business Combination involving the Company or any affiliate thereof; (ii) join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company; or (iii) solicit proxies from the stockholders of the Company; or (d) deposit any shares held by it in a voting trust or subject any of such shares to any arrangement or agreement with respect to the voting thereof.

    On May 5, 1995, the Company entered into a stock option agreement, as amended, with the holders of the Series B Preferred Stock. Under the agreement, the holders granted the Company or its nominee the right to acquire the then outstanding 425,000 shares of the Series B Preferred Stock. The agreement was amended to allow the holders to convert 47,326 shares of the Series B Preferred Stock to 236,000 shares of common stock. Also pursuant to the original agreement, 36,638 shares of the Series B Preferred Stock were acquired jointly by Douglas L. Hawthorne, Andrew J. Kacic, Donald A. Schellpfeffer, Leonard K. Nave and Rick G. Avare, who are officers and directors of the Company; and these shares were subsequently converted into 146,004 shares of common stock. 36,638 shares of the Series B Preferred Stock were also acquired by Prima, an investment group in which Rick G. Avare owns a 20% interest. These shares were also subsequently converted into 146,004 shares of common stock. Of the remaining 304,398 optioned Series B Preferred Stock shares, the holder converted 50,000 of such optioned shares into 204,842 shares of common stock in accordance with the conversion factor. The remaining 254,398 optioned shares could have been purchased by the Company or its nominee at $13.48803 per share; however, the option terminated on September 19, 1995, without exercise.

    On January 2, 1996, the Company entered into a stock purchase agreement, as amended, with the holders of the outstanding Series B Preferred Stock. Under the agreement, the Company or its assignee had the obligation to purchase the remaining outstanding Series B Preferred Stock at $13.70 per share. Payment terms under the agreement were as follows:

    DUE                       NUMBER
    DATE                     OF SHARES                 AMOUNT
    ----                     ---------                 ------
January 2, 1996               18,248                  $250,000
January 15, 1996              18,248                   250,000
February 10, 1996              3,650                    50,000
February 29, 1996             54,409                   745,400
March 31, 1996                47,445                   650,000

    The share commitments through January 15, 1996, were purchased by individuals who are not associated or affiliated with the Company or any of the Company's directors or executive officers, and the February 10 and 29, 1996 share commitments were purchased by the Company, primarily with funds obtained under its credit facility with Den norske. It is the intention of the Board of Directors to retire the Series B Preferred Stock acquired by the Company in 1996.

    The share commitment due March 31, 1996, was amended to allow the holders of the Series B Preferred Stock to convert 25,679 shares of the Series B Preferred Stock into 100,000 shares of common stock, and the balance of the share commitment was subsequently amended to allow the holders of the Series B Preferred Stock to convert the remaining 21,676 into 75,410 shares of common stock.

    EXECUTIVE OFFICERS:

    In September, 1995, the Company bought out a production platform use agreement from Century Oil, which is owned by Jonathan Rudney. Mr. Rudney was president of the Company from January 1, 1996 until May 9, 1996. See Note 7 to the Notes to Financial Statements included in Item 7 of the Company's 1995 Annual Report.

    Mr. Rudney is also a 25% owner of Century, with whom the Company is jointly developing certain offshore and onshore properties in the Gulf Coast region (see
Item 2, Description of Property, Gulf coast Properties in General, of the Company's 1995 Annual Report regarding the Joint Operating Agreement between the Company and Century).

    The Company has paid or accrued fees of approximately $68,000 and $44,000 during 1995 and 1994, respectively, to Advisory Services, Inc., for consulting and administrative services. Advisory Services is owned by Andrew J. Kacic who is a former officer and director of the Company.

    Effective December 31, 1995, the Company entered into a negotiated severance agreement with Andrew J. Kacic, its former President, Chief Executive Officer and founder, who resigned effective December 31, 1995. Under the agreement, Mr. Kacic was paid $85,000 and will receive the sum of $10,000 per month through March 31, 1998. In addition, the executive surrendered 515,590 CSO common stock options which had exercise prices of between $6.00 and $8.00 per share and expired between March 18, 2003 and February 1, 2005. In return, Mr. Kacic received 643,987 common stock options under a Severance Plan, at an exercise price of $4.00 per share and which expire on November 29, 2000. The Board of Directors determined, after consulting with a financial advisor, that the new options issued had an equivalent value to the options surrendered. He also retains 46,203 CSO common stock options immediately exercisable, previously issued to him at $3.50 per share and which expire on October 11, 2002. The Company also agreed to provide for payment of an office lease through October, 1996, and assigned a one percent (1%) gross overriding royalty interest in certain oil and gas properties. As a result of the agreement, the Company has recognized a charge against income of $371,346 and accrued a severance liability at December 31, 1995, of $286,346, based upon an eight percent (8%) discount factor.

    LOAN TRANSACTIONS:

    In March, 1995, in order to meet a corporate commitment, the Company borrowed monies totalling $500,000 from Douglas L. Hawthorne and Rick G. Avare, who are officers/directors of the Company. The funds bore interest at the rate of 10% per annum and were due in full in July, 1996. The note was secured by gas properties, and the individuals had the option to convert their note to a working interest position in wells to be drilled offshore Louisiana. In July, 1995, the related parties converted their note to a 13.75% working interest in two wells. Pursuant to an agreement between the parties, the Company had the right to repurchase the working interest position on or before September 30, 1995. The Company exercised the right, as amended, to repurchase the working interest position for $750,000 plus a 3.875% overriding royalty interest prior to September 30, 1995.

    In July, 1995, in order to fulfill a loan commitment to Century Offshore Management Corporation ("Century") (formerly named Settle Oil and Gas Company), an aggregate of $400,000 had to be funded collectively by Douglas
L. Hawthorne, Andrew J. Kacic, Donald A. Schellpfeffer, Leonard K. Nave and Rick G. Avare, all of whom were directors and/or executive officers of the Company (the "Directors"). The monies were paid to the Company in exchange for a $400,000 participation in a $6,500,000 promissory note owned to the Company by Century bearing interest at the rate of 22% per annum (the "Century Note"). In July, 1996, the Century Note was cancelled as part of the consideration paid by the Company to Century for the purchase of certain oil and gas properties. The Company and the Directors simultaneously agreed to terminate the Directors' participation in the Century Note, and the Company remains liable to the Directors for $400,000 plus interest thereon at the rate of 22% per annum.

    In April, 1996, the Company entered into an agreement with Douglas L. Hawthorne, a director of the Company, under which Mr. Hawthorne paid $250,000 to the Company in exchange for a $250,000 particpation in the Century Note. The Company used the $250,000 received from Mr. Hawthorne to help fund additional development activities in the Gulf Coast region. In July, 1996, the Century Note was cancelled as part of the consideration paid by the Company to Century for the purchase of certain oil and gas properties. The Company and Mr. Hawthorne simultaneously agreed to terminate Mr. Hawthorne's participation in the Century Note in exchange for the Company repaying $250,000 to Mr. Hawthorne plus interest thereon at the rate of 22% per annum.

    PRIMA TRANSACTIONS:

    Under the letter agreement dated October 17, 1994, the Company had the right to acquire a 10% equity interest in Settle for $4,000,000 (the "Settle Securities"). Due to the fact that the Company was not in a position to acquire this equity interest, the agreement was subsequently amended to permit an unaffiliated third party to acquire the Settle Securities. The funds used to effect the foregoing acquisition were borrowed by the unaffiliated third party from Prima, a limited liability company in which Rick G. Avare owns a 20% interest. Prima, in turn, borrowed the funds it used to provide the foregoing loan from a bank in Lexington, Kentucky. The Company has not guaranteed nor is it obligated on the Prima bank loan, and the bank will look solely to Prima and its members for payments. In connection with this transaction, the Company entered into a Put Agreement (the "Put Agreement") dated March 15, 1995, with Prima which had the right to require the Company to purchase the Settle Securities for $4,000,000, payable in cash and common stock.

    The Put Agreement with Prima was terminated in July, 1995, and a new agreement, as amended, providing for the Company's ability to call the Settle Securities for $4,000,000 has been substituted therefor (the "Call Agreement"). The Call Agreement also provides for non-refundable monthly installments of $31,250 (as originally required under the Put Agreement) until such time as a total of $1,000,000 has been advanced under the Call Agreement (including payments previously made under the Put Agreement). In the event the Company elects to call the Settle Securities, the advance payments shall be credited toward the purchase price.

Additionally, a $500,000 certificate of deposit held as collateral for Prima's loan was liquidated by the Company and the funds were advanced to Prima under the potential call option. Prima used the $500,000 to purchase shares of Series B Preferred Stock from a third party, which Preferred Stock it subsequently converted to common stock. In the event the Company exercises the Call option, the $500,000 will be credited towards the purchase. The Company's right to call the Settle Securities begins January 15, 1997, and ends December 31, 1997.


                  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                                   (Proposal No. 2)

    The Board of Directors has approved KPMG Peat Marwick, LLP, as independent public accountant for the Company's fiscal year ending December 31, 1996, and recommends to stockholders that they vote for ratification of that appointment. A representative of KPMG Peat Marwick, LLP, is expected to attend the Annual Meeting and will have the opportunity to make a statement such representative so desires and will be available to respond to appropriate questions. KPMG Peat Marwick, LLP, served as independent public accountant for the Company's fiscal year ending December 31, 1995.

                                STOCKHOLDER PROPOSALS

    Any stockholder proposal which is intended to be presented at the next annual meeting of stockholders must be received at the Company's principal executive office by no later than January 15, 1997, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to its next annual meeting.

                                    OTHER MATTERS

    Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which the Management is not now aware may come before the meeting or any adjournment, the proxies confer discretionary authority with respect to the best judgment of the proxy holders. Upon receipt of such proxies (in the form enclosed and property signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.



    A COPY OF THE COMPANY'S 1995 ANNUAL REPORT TO STOCKHOLDERS IS ENCLOSED. COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1995, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO THE CORPORATION SECRETARY, AMERICAN RESOURCES OF DELAWARE, INC., 160 MORGAN STREET, P. O. BOX 87, VERSAILLES, KENTUCKY 40383.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      AMERICAN RESOURCES OF DELAWARE, INC.

                      1996 ANNUAL MEETING OF STOCKHOLDERS

The undersigned appoints Rick G. Avare and Douglas L. Hawthorne, or any one of them acting in the absence of the other with full powers of substitution, the true and lawful attorneys and proxies for the undersigned and to vote, as designated below, all shares of stock of American Resources of Delaware, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting") to be held on Wednesday, August 14, 1996, at 10:00 A.M., Eastern Standard Time, at the offices of Century Offshore Management Corporation, 400 East Vine Street, Suite 400, Lexington, Kentucky 40507, and at any and all adjournments thereof, and to vote all shares of stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth below:

1.  PROPOSAL NO. 1: ELECTION OF DIRECTORS.

VOTE FOR nominees listed below:               VOTE WITHHELD        VOTE FOR nominees listed below:          VOTE WITHHELD
                     Douglas L. Hawthorne                                               Rick G. Avare
- ------------------                            ------------------   ------------------                       ------------------
                     Donald Schellpfeffer                                               Leonard K. Nave
- ------------------                            ------------------   ------------------                       ------------------
                     David Fox, Jr.
- ------------------                            ------------------

2. PROPOSAL NO. 2: RATIFICATION OF THE SELECTION OF KPMG Peat Marwick LLP as independent public accountant for the Company for its 1996 fiscal year.

                     VOTE FOR                           VOTE AGAINST                            ABSTAIN
- ------------------                 ------------------                      ------------------

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTOR NOMINEES AND FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANT FOR THE COMPANY FOR ITS 1996 FISCAL YEAR, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                                  Dated: _________________, 1996

                                                  ______________________________
                                                  SIGNATURE

                                                  ______________________________
                                                  SIGNATURE

                                                  This  Proxy  should  be dated,
                                                  signed by  the  stockholder(s)
                                                  exactly  as  his  or  her name
                                                  appears on the Stock
                                                  Certificate,   and    returned
                                                  promptly   in   the   enclosed
                                                  envelope. Persons signing in a
                                                  fiduciary capacity  should  so
                                                  indicate.  If shares  are held
                                                  by   joint   tenants   or   as
                                                  community property, both
                                                  stockholders should sign.